Disposition of Shares & Dividends for Employees:
Baker 401(k) Plan &
Employee Stock Purchase Program (ESPP)
Exhibit (a)(5)(I)
Integrated Mission Solutions (IMS)/Baker Transaction
Considerations for Employee Shareholders

Agenda
Expected Outcomes
Basic Facts Concerning the Transaction
Share Disposition – 401(k) & ESPP
Final Dividend Payment & Disposition – 401(k)
& ESPP
Additional Thoughts and Reminders
Summary of Outcomes
What to Do Next

Legal Disclosure – Additional Information
This presentation is not an offer to purchase or a solicitation of an offer to sell securities of
Baker. On September 9, 2013, Integrated Mission Solutions (IMS) filed with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO (the
“Schedule TO”) and Michael Baker Corporation (“Baker”) filed with the SEC a
Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9)
regarding the tender offer by IMS for all  of the outstanding shares of common stock of
Baker.  On September 9, 2013, IMS mailed to Baker’s shareholders the Schedule TO, which included an offer to purchase and related materials (including materials specifically related to participants in Baker’s 401(k) Plan), and Baker mailed to its shareholders Schedule 14D-9, with respect to the tender offer. Baker shareholders are urged to read these materials (and any amendments or updates thereto) carefully, since they contain important information, including the terms and conditions of the offer, that Baker shareholders should consider before tendering their shares. Baker shareholders may obtain a free copy of these materials and other documents filed by IMS or Baker with the SEC at the website maintained by the
SEC at
www.sec.gov.
These materials also may be obtained for free by contacting
Georgeson, Inc. the information agent in the tender offer, at (888) 666-2580.

Cautionary Note with Respect to Forward-
Looking Statements
This presentation contains forward–looking statements with respect to the tender offer and related transactions, including the expected timing of the completion of the tender offer and related transactions. When used in this presentation, the words “can”, “will”,
“intends”, “expects”, “is expected”, similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements.
Such statements are based on a number of factors that could ultimately prove inaccurate, and are subject to a number of risk factors, including uncertainties regarding the timing of the closing of the transaction and the risk that the transaction will not close. Factors that could cause actual results to differ materially include the following: the risk that a majority of Baker shares are not tendered in the tender offer, the risk that Baker experiences a material adverse change giving IMS the right not to close the transaction, the risk that IMS is unable to close on its financing and the risk that Baker’s business will suffer due to uncertainty related to the transaction, the competitive environment in our industry and competitive responses to the transaction. Baker does not assume any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Further information on factors that could affect Baker’s financial results is provided in documents filed by Baker with the SEC, including Baker’s recent filings on Form
10-Q and Form 10-K.

Expected Outcomes Understanding the Objectives

Expected Outcomes
Understand some key facts related to the
IMS/Baker transaction.
Be aware of how shares and dividends will be
managed in the 401(k) Plan and the ESPP.
Be aware of what actions an employee may
want to conduct as a result of the transaction.
Employees should be better prepared to ask
questions and to know who to go to for
answers.

Basic Facts Concerning the Transaction Who, What and When • This presentation assumes this transaction will close sometime in the 4 th Quarter 2013

Transaction Facts
“Tender Offer” initiated by CDL Acquisition, a
wholly owned subsidiary of IMS, to purchase
all the shares of Michael Baker Corporation,
followed by a merger.
IMS is an affiliate of D.C. Capital Partners.
2,000 employees.
Service provider to the Federal Government.
Combined companies will have 5,000
employees and revenue of > $1B.

Transaction Facts
Offering price - $40.50 per share.
Expected closing – start of 4Q 2013.
After the closing Baker will no longer be a
publicly traded company.
For at least three years, Baker to retain its
name and identity.
Headquarters to remain in Pittsburgh.
Maintain salaries and benefits – 1 year.
Organization & staffing essentially kept intact

Share Disposition What will happen to my stock in the 401(k) Plan and the Employee Stock Purchase Program (ESPP)?

Share Disposition – 401(k) Plan
Previously 25% of Baker’s 401(k) match was in
the form of Baker stock.
Providing stock as part of the match was
discontinued effective August 26, 2013.
Starting with the pay of September 6, 2013,
the 401(k) match will be 100% in cash
allocated to the employee’s chosen
investment elections.
Done in advance of the transaction to
facilitate liquidation of shares.

Share Disposition – 401(k) Plan
Letters have been mailed by T. Rowe Price
(TRP), as Trustee of the 401(k) Plan explaining
details on the process.
Participants can direct the Trustee whether to
tender the shares allocated to their accounts.
A “blackout period” will take place starting at
4 P.M. on October 1, 2013.

Share Disposition – 401(k) Plan
The blackout period only impacts the ability
to trade Baker shares.
Will end when transaction completes
(approximately 10 days).
During blackout shares exchanged for cash.
Last day to direct TRP whether to tender
shares: October 2.

Share Disposition – 401(k) Plan
All money deposited in 401(k) accounts from
this transaction will go to a TRP Retirement
Date Fund that most closely corresponds with
the account holder’s 65th birthday.
Employees will need to actively reallocate
these proceeds after the transaction is
completed according to personal investment
choices.
If you do not reallocate, the funds will remain
in the appropriate Retirement Date Fund until
such time as you decide to move them.

Share Disposition - ESPP
As Baker will no longer be a publicly traded
company, the ESPP will officially terminate on
September 30 , 2013.
The last payroll deduction for the ESPP will
occur with the pay of September 20, 2013.
The final share purchase under the ESPP will
occur on September 30, 2013.
This last purchase will be made at the 10%
discount level.

Share Disposition - ESPP
All shares will be redeemed at the tender
offer price of $40.50 per share.
American Stock Transfer (AST) will mail checks
for the value of all the shares as soon as
practical after the close of the tender offer.
Baker will pay the Broker’s fees for this
transaction and they will be recorded as
miscellaneous income on the employee’s
2013 W-2.
Last day to decide to tender ESPP shares:
October 7.

Final Dividend Payment & Disposition What will happen to the dividend payment in the 401(k) Plan and the ESPP?

Final Dividend Payment & Disposition
Company will pay one final dividend:
Record date – September 16.
Payment date – October 2.
Amount - $.18 per share.
For the 401(k) Plan
As normal practice, on 10/2 dividends will be
paid to 401(k) accounts based on shares held
on 9/16 and will be reinvested to purchase
Baker shares.
These shares will be liquidated during the
blackout period with all other shares.

Final Dividend Payment & Disposition
ESPP cash dividends will be paid to
shareholders of record as of September 16,
2013.
This means that shares purchased by the ESPP
on September 30, 2013 will not be counted
for the dividend payment.
The dividend checks will be mailed by AST as
soon as practical after the payment date.

Additional Reminders and Thoughts Some other things to remember and think about

401(k) Plan – Additional Reminders
Baker will continue to provide company
matching contributions:
100% on first 3% of employee contributions.
50% on second 3% of employee contributions.
All future matches will be 100% cash and
placed in funds as directed by the employee.
After the transaction there will no longer be
Baker stock in the 401(k) Plan.
Employees are responsible to move
transaction proceeds from the appropriate
Retirement Date Fund.

401(k) Plan – Additional Reminders
All of these transactions will be free of tax or
penalty since they will occur within the 401(k)
Plan.
Employees should check their 401(k) account
balances before and after the blackout period
to validate that balances are correctly
reflected in your account.

401(k) Plan – Additional Reminders
All employees are encouraged to update
beneficiary information with TRP!
Only 37% of employees have listed
beneficiaries.
Failure to name a beneficiary could create
significant problems if something happens to
you.
Updating beneficiaries in Oracle during open
enrollment DOES NOT update the information
with TRP!

ESPP – Additional Thoughts
Employees are responsible for the taxes
related to the sale and disposition of shares
and dividends from the ESPP.
Short term gains will be recorded as income
on employees’ W-2s.
AST will provide a Form 1099 to employees at
year end for tax purposes (Long Term Capital
Gains).
Employees are encouraged to consult with a
tax advisor related to these topics.

Summary of Outcomes Can I explain what is going to happen?

Summary of Outcomes
Am I able to state some of the basic facts
regarding the transaction?
Am I able to explain what will happen to the
shares I own?
In the 401(k) Plan.
In the ESPP.
Am I able to explain what will happen to the
dividend payment?
In the 401(k) Plan.
In the ESPP.

What to do next? What am I responsible for?

What to do next?
Pay attention to mailings and e-mails from
Baker and TRP in case of changes.
Check your 401(k) Plan balance before and
after the transaction.
Reallocate money in your 401(k) plan if
desired.
Consult with a professional advisor on your
tax responsibilities concerning the ESPP.

What to do next? For the 401(k) Plan: 29 Direct TRP whether to tender shares by October 2. For the ESPP: Decide whether to tender shares by October 7.

Who to Contact for Questions? Molly Wellard Manager of Compensation & Benefits 412-269-6424 mwellard@mbakercorp.com Alicia Hoadley Benefits Specialist 412-269-4675 ahoadley@mbakercorp.com 30